CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 28, 2022, relating to the financial statements and financial highlights of Convergence Long/Short Equity ETF (formerly Convergence Long/Short Equity Fund), a series of Trust for Professional Managers, for the year ended November 30, 2021 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
February 11, 2022